Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Jim Spangler, Jim.Spangler@navistar.com, 331-332-5833
Investor contact:	Ryan Campbell, Ryan.Campbell@navistar.com, 331-332-7280
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS 2016 FOURTH QUARTER RESULTS

•	Reports fourth quarter 2016 net loss of $34 million, or 42 cents per share, on revenues of $2.1 billion

•	Generates $112 million of adjusted EBITDA in the fourth quarter

•	Delivers fourth consecutive year of adjusted EBITDA improvement

•	Improves full-year adjusted EBITDA margins by 140 basis points

LISLE, Ill. — December 20, 2016 — Navistar International Corporation (NYSE: NAV) today announced a fourth quarter 2016 net loss of $34 million, or $0.42 per diluted share, compared to a fourth quarter 2015 net loss of $50 million, or $0.61 per diluted share. Revenues in the quarter were $2.1 billion.

Fourth quarter 2016 EBITDA was $95 million versus EBITDA of $86 million in the same period one year ago. This year’s fourth quarter included $9 million in net charges for asset impairments and restructurings, and $8 million in pre-existing warranty adjustments. As a result, adjusted fourth quarter 2016 EBITDA was $112 million.

Revenues in the quarter declined 17 percent compared to fourth quarter 2015. The revenue decrease was largely driven by an 18 percent decline in the company’s Core (Class 6-8 trucks and buses in the United States and Canada) charge-outs, to 13,000 units. This decline largely reflects continued softening of Class 8 industry volumes in the U.S. and Canadian markets.

Navistar finished the fourth quarter 2016 with $850 million in consolidated cash, cash equivalents and marketable securities and $800 million in manufacturing cash, cash equivalents and marketable securities.

“In the fourth quarter and throughout the full year, we’ve demonstrated our ability to lower our break-even point and improve our operations,” said Troy A. Clarke, Navistar president and chief executive officer. “We recorded our fourth consecutive year of adjusted EBITDA improvement and significantly improved our adjusted EBITDA margin year on year, despite a substantial decline in revenues primarily due to the challenging conditions in the Class 8 market.”

During the fourth quarter, the company launched the International® LT™ Series, its new flagship line of Class 8 over-the-road trucks featuring advanced technologies that deliver unrivaled fuel efficiency, best-in-class uptime and unparalleled driver appeal. It also announced plans for a wide-ranging strategic alliance with Volkswagen Truck & Bus, which includes an equity investment in Navistar, strategic technology and supply collaboration and a procurement joint venture.

“We continued to invest and launch new products in 2016 and had our third consecutive year of record Parts profits,” Clarke said. “We also saw solid truck and bus order share performance, which positions us for higher retail market share in the future. As for our pending alliance with Volkswagen Truck & Bus, we are excited by the opportunities it will provide.”

Navistar provided an update on its pending strategic alliance, confirming that all appropriate regulatory filings have been made, and that it has already received antitrust approvals in the United States and Poland. In addition, other regulatory approvals are pending, and other agreements between the parties that constitute closing conditions remain on track, including final terms for the procurement joint venture and the companies’ first powertrain collaboration, the details of which will be announced soon after the closure of the alliance. The company expects the transaction to close in the first quarter of calendar year 2017.

As for full-year 2016 results, Navistar reported a net loss of $97 million, or $1.19 per diluted share, versus a net loss of $184 million, or $2.25 per diluted share, for fiscal year 2015. Fiscal year 2016 adjusted EBITDA was $508 million, versus $494 million adjusted EBITDA for 2015. Full-year adjusted EBITDA margins increased 140 basis points to 6.3 percent. Revenue for the fiscal year 2016 was $8.1 billion, compared to $10.1 billion in fiscal year 2015.

“Although we expect tough industry conditions to continue through the first half of 2017, we see further opportunities to continue to reduce our break-even point, including leveraging some early cost synergies from the Volkswagen Truck & Bus alliance,” Clarke said. “The alliance announcement has been positively received by our customers, which when combined with our ongoing cadence of new product offerings, confirms our confidence in our improving standing in the market.”

The company provided the following guidance:

•	Retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecast to be in the range of 305,000 units to 335,000 units for fiscal year 2017.

•	Full-year 2017 revenues are expected to be similar to 2016.

•	Full-year 2017 adjusted EBITDA is expected to be higher than 2016.

•	Fiscal year end 2017 manufacturing cash is expected to be about $800 million, including the capital injection from Volkswagen Truck & Bus.

Summary of Financial Results:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions, except per share data)	2016	2015	2016	2015
Sales and revenues, net	$2,063	$2,488	$8,111	$10,140
Segment Results:
Truck	$(61)	$(36)	$(189)	$(141)
Parts	162	163	640	592
Global Operations	(2)	(27)	(21)	(67)
Financial Services	23	26	100	98
Loss from continuing operations, net of tax(A)	$(34)	$(51)	$(97)	$(187)
Net loss(A)	(34)	(50)	(97)	(184)
Diluted loss per share from continuing operations(A)	$(0.42)	$(0.62)	$(1.19)	$(2.29)
Diluted loss per share(A)	$(0.42)	$(0.61)	$(1.19)	$(2.25)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment – For the fourth quarter 2016, the Truck segment recorded a loss of $61 million, compared with a year-ago fourth quarter loss of $36 million. The year-over-year change was primarily due to increased used truck losses and a mix shift to units with lower margins in our Core market, partially offset by lower adjustments to pre-existing warranties and the non-recurrence of restructuring charges recorded in the prior year from a voluntary separation program.

For the 2016 fiscal year, the Truck segment recorded a loss of $189 million, compared with a fiscal year 2015 loss of $141 million. The increase in segment loss was primarily driven by higher adjustments to pre-existing warranties of $70 million, increased used truck losses, lower Mexico margins due to the strengthening of the U.S. dollar, and lower export volumes. These impacts were partially offset by improved purchasing and structural costs.

Parts Segment — For the fourth quarter 2016, the Parts segment recorded profits of $162 million, similar to the year-ago fourth quarter, as cost-reduction initiatives and lower intercompany access fees offset the impact of the expected decline of our Blue Diamond Parts, LLC joint venture with Ford.

For the 2016 fiscal year, the Parts segment recorded record profits of $640 million, compared to a fiscal year 2015 profit of $592 million. The 8-percent increase was primarily driven by margin improvements in the U.S. market, cost-reduction initiatives, and lower intercompany access fees, partially offset by unfavorable movements in foreign currency exchange rates.

Global Operations Segment — For the fourth quarter 2016, the Global Operations segment recorded a loss of $2 million, compared to a year-ago fourth quarter loss of $27 million. The year-over-year improvement was primarily driven by ongoing actions to lower the company’s break-even point in its South American engine business to offset the impact of the ongoing downturn in Brazil’s economy.

For the 2016 fiscal year, the Global Operations segment recorded a loss of $21 million compared to a year-ago fiscal year loss of $67 million. The Global Operations segment results improved by 69 percent, primarily due to lower manufacturing and structural costs as a result of the company’s prior year restructuring and cost reduction efforts and favorable movements in foreign currency exchange rates.

Financial Services Segment— For the fourth quarter 2016, the Financial Services segment recorded a profit of $23 million, compared with fourth quarter 2015 profit of $26 million. The year-over-year change was primarily driven by the impact on interest expense of higher interest rates, partially offset by our cost reduction initiatives.

For the 2016 fiscal year, the Financial Services segment recorded a profit of $100 million, slightly higher than in fiscal year 2015. The increase is primarily driven by operating lease early terminations, decreases in the provision for loan losses in Mexico and cost reduction initiatives. These increases were partially offset by a decrease in revenue and an increase in interest expense due to rate increases.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2016. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

# # #

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions, except per share data)	2016	2015	2016	2015
Sales and revenues
Sales of manufactured products, net	$2,030	$2,451	$7,976	$9,995
Finance revenues	33	37	135	145

Sales and revenues, net	2,063	2,488	8,111	10,140

Costs and expenses
Costs of products sold	1,744	2,093	6,812	8,670
Restructuring charges	(1)	54	10	76
Asset impairment charges	10	15	27	30
Selling, general and administrative expenses	198	204	802	908
Engineering and product development costs	66	62	247	288
Interest expense	81	80	327	307
Other (income) expense, net	(14)	7	(76)	(30)

Total costs and expenses	2,084	2,515	8,149	10,249
Equity in income of non-consolidated affiliates	3	—	6	6

Loss from continuing operations before income taxes	(18)	(27)	(32)	(103)
Income tax expense	(8)	(14)	(33)	(51)

Loss from continuing operations	(26)	(41)	(65)	(154)
Income from discontinued operations, net of tax	—	1	—	3

Net loss	(26)	(40)	(65)	(151)
Less: Net income attributable to non-controlling interests	8	10	32	33

Net loss attributable to Navistar International Corporation	$(34)	$(50)	$(97)	$(184)

Amounts attributable to Navistar International Corporation common shareholders:
Loss from continuing operations, net of tax	$(34)	$(51)	$(97)	$(187)
Income from discontinued operations, net of tax	—	1	—	3

Net loss	$(34)	$(50)	$(97)	$(184)

Earnings (loss) per share:
Basic:
Continuing operations	$(0.42)	$(0.62)	$(1.19)	$(2.29)
Discontinued operations	—	0.01	—	0.04

	$(0.42)	$(0.61)	$(1.19)	$(2.25)

Diluted:
Continuing operations	$(0.42)	$(0.62)	$(1.19)	$(2.29)
Discontinued operations	—	0.01	—	0.04

	$(0.42)	$(0.61)	$(1.19)	$(2.25)

Weighted average shares outstanding:
Basic	81.7	81.6	81.7	81.6
Diluted	81.7	81.6	81.7	81.6

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	As of October 31,
(in millions, except per share data)	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$804	$912
Restricted cash and cash equivalents	64	—
Marketable securities	46	159
Trade and other receivables, net	276	429
Finance receivables, net	1,457	1,779
Inventories, net	944	1,135
Deferred taxes, net	—	36
Other current assets	168	170

Total current assets	3,759	4,620
Restricted cash	48	121
Trade and other receivables, net	16	13
Finance receivables, net	220	216
Investments in non-consolidated affiliates	53	66
Property and equipment, net	1,241	1,345
Goodwill	38	38
Intangible assets, net	53	57
Deferred taxes, net	161	128
Other noncurrent assets	64	45

Total assets	$5,653	$6,649

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$907	$1,108
Accounts payable	1,113	1,301
Other current liabilities	1,183	1,377

Total current liabilities	3,203	3,786
Long-term debt	3,997	4,147
Postretirement benefits liabilities	3,023	2,995
Deferred taxes, net	—	14
Other noncurrent liabilities	723	867

Total liabilities	10,946	11,809
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (86.8 shares issued and 220 shares authorized at both dates)	9	9
Additional paid-in capital	2,499	2,499
Accumulated deficit	(4,963)	(4,866)
Accumulated other comprehensive loss	(2,640)	(2,601)
Common stock held in treasury, at cost (5.2 and 5.3 shares, respectively)	(205)	(210)

Total stockholders’ deficit attributable to Navistar International Corporation	(5,298)	(5,167)
Stockholders’ equity attributable to non-controlling interests	5	7

Total stockholders’ deficit	(5,293)	(5,160)

Total liabilities and stockholders’ deficit	$5,653	$6,649

Navistar International Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	For the Years Ended October 31,
(in millions)	2016	2015
Cash flows from operating activities
Net loss	$(65)	$(151)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	146	205
Depreciation of equipment leased to others	79	76
Deferred taxes, including change in valuation allowance	(9)	(18)
Asset impairment charges	27	30
Loss on sales of investments and businesses, net	2	—
Amortization of debt issuance costs and discount	37	37
Stock-based compensation	16	10
Provision for doubtful accounts, net of recoveries	13	(9)
Equity in income of non-consolidated affiliates, net of dividends	6	6
Write-off of debt issuance cost and discount	—	4
Other non-cash operating activities	(12)	(35)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed:
Trade and other receivables	134	103
Finance receivables	251	(58)
Inventories	205	131
Accounts payable	(193)	(208)
Other assets and liabilities	(370)	(77)

Net cash provided by operating activities	267	46

Cash flows from investing activities
Purchases of marketable securities	(485)	(887)
Sales of marketable securities	555	1,247
Maturities of marketable securities	43	86
Net change in restricted cash and cash equivalents	5	42
Capital expenditures	(116)	(115)
Purchases of equipment leased to others	(132)	(83)
Proceeds from sales of property and equipment	24	22
Investments in non-consolidated affiliates	(2)	1
Proceeds from sales of affiliates	41	7
Acquisition of intangibles	—	(4)

Net cash provided by (used in) investing activities	(67)	316

Cash flows from financing activities
Proceeds from issuance of securitized debt	413	549
Principal payments on securitized debt	(346)	(501)
Net change in secured revolving credit facilities	(148)	(22)
Proceeds from issuance of non-securitized debt	222	1,212
Principal payments on non-securitized debt	(315)	(990)
Net change in notes and debt outstanding under revolving credit facilities	(149)	(106)
Principal payments under financing arrangements and capital lease obligations	(3)	(2)
Debt issuance costs	(16)	(25)
Proceeds from financed lease obligations	22	33
Proceeds from exercise of stock options	—	1
Dividends paid by subsidiaries to non-controlling interest	(34)	(36)
Other financing activities	1	(15)

Net cash provided by (used in) financing activities	(353)	98

Effect of exchange rate changes on cash and cash equivalents	45	(45)

Increase (decrease) in cash and cash equivalents	(108)	415
Cash and cash equivalents at beginning of the year	912	497

Cash and cash equivalents at end of the year	$804	$912

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation, excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended October 31, 2016
External sales and revenues, net	$1,345	$607	$75	$33	$2	$2,062
Intersegment sales and revenues	51	6	12	25	(93)	1

Total sales and revenues, net	$1,396	$613	$87	$58	$(91)	$2,063

Income (loss) from continuing operations attributable to NIC, net of tax	$(61)	$162	$(2)	$23	$(156)	$(34)
Income tax expense	—	—	—	—	(8)	(8)

Segment profit (loss)	$(61)	$162	$(2)	$23	$(148)	$(26)

Depreciation and amortization	$37	$3	$5	$13	$3	$61
Interest expense	—	—	—	21	60	81
Equity in income of non-consolidated affiliates	2	1	—	—	—	3
Capital expenditures(B)	27	—	2	1	3	33

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended October 31, 2015
External sales and revenues, net	$1,706	$640	$102	$37	$3	$2,488
Intersegment sales and revenues	37	9	13	21	(80)	—

Total sales and revenues, net	$1,743	$649	$115	$58	$(77)	$2,488

Income (loss) from continuing operations attributable to NIC, net of tax	$(36)	$163	$(27)	$26	$(177)	$(51)
Income tax expense	—	—	—	—	(14)	(14)

Segment profit (loss)	$(36)	$163	$(27)	$26	$(163)	$(37)

Depreciation and amortization	$34	$3	$5	$14	$4	$60
Interest expense	—	—	—	17	63	80
Equity in income (loss) of non-consolidated affiliates	1	1	(2)	—	—	—
Capital expenditures(B)	34	2	—	2	5	43

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2016
External sales and revenues, net	$5,271	$2,398	$296	$135	$10	$8,110
Intersegment sales and revenues	132	29	45	100	(305)	1

Total sales and revenues, net	$5,403	$2,427	$341	$235	$(295)	$8,111

Income (loss) from continuing operations attributable to NIC, net of tax	$(189)	$640	$(21)	$100	$(627)	$(97)
Income tax expense	—	—	—	—	(33)	(33)

Segment profit (loss)	$(189)	$640	$(21)	$100	$(594)	$(64)

Depreciation and amortization	$129	$13	$18	$50	$15	$225
Interest expense	—	—	—	80	247	327
Equity in income (loss) of non-consolidated affiliates	5	4	(3)	—	—	6
Capital expenditures(B)	97	2	4	2	11	116

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Year Ended October 31, 2015
External sales and revenues, net	$7,055	$2,475	$455	$145	$10	$10,140
Intersegment sales and revenues	158	38	51	96	(343)	—

Total sales and revenues, net	$7,213	$2,513	$506	$241	$(333)	$10,140

Income (loss) from continuing operations attributable to NIC, net of tax	$(141)	$592	$(67)	$98	$(669)	$(187)
Income tax expense	—	—	—	—	(51)	(51)

Segment profit (loss)	$(141)	$592	$(67)	$98	$(618)	$(136)

Depreciation and amortization	$173	$14	$23	$51	$20	$281
Interest expense	—	—	—	74	233	307
Equity in income (loss) of non-consolidated affiliates	5	4	(3)	—	—	6
Capital expenditures(B)	92	3	4	4	12	115

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
October 31, 2016	$1,520	$594	$407	$2,116	$1,016	$5,653
October 31, 2015	1,876	641	409	2,448	1,275	6,649

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $40 million and $167 million for the three months and year ended October 31, 2016, respectively, and $40 million and $175 million for the three months and year ended October 31, 2015, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Adjusted EBITDA margin:

We define Adjusted EBITDA margin as a percentage of the Company’s consolidated sales and revenues. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consists of Selling, general and administrative expenses and Engineering and product development costs.

EBITDA reconciliation:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2016	2015	2016	2015
Loss from continuing operations attributable to NIC, net of tax	$(34)	$(51)	$(97)	$(187)
Plus:
Depreciation and amortization expense	61	60	225	281
Manufacturing interest expense(A)	60	63	247	233
Less:
Income tax expense	(8)	(14)	(33)	(51)

EBITDA	$95	$86	$408	$378

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

10

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2016	2015	2016	2015
Interest expense	$81	$80	$327	$307
Less: Financial services interest expense	21	17	80	74

Manufacturing interest expense	$60	$63	$247	$233

Adjusted EBITDA Reconciliation:

	(Unaudited)
	For the Quarters Ended October 31,		For the Years Ended October 31,
(in millions)	2016	2015	2016	2015
EBITDA (reconciled above)	$95	$86	$408	$378

Less significant items of:
Adjustments to pre-existing warranties(A)	8	40	78	4
North America asset impairment charges(B)	10	8	26	20
Global asset impairment charges(C)	—	7	1	10
Restructuring of North American manufacturing operations(D)	—	—	7	—
Cost reduction and other strategic initiatives(E)	(1)	54	3	72
Gain on settlement(F)	—	—	—	(10)
Brazil truck business actions(G)	—	—	—	6
Debt refinancing charges(H)	—	14	—	14
One-time fee received(I)	—	—	(15)	—

Total adjustments	17	123	100	116

Adjusted EBITDA	$112	$209	$508	$494

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.
(B)	In the fourth quarter of 2016, we recorded $8 million of asset impairment charges related to certain operating leases. Additionally, in 2016 we recorded charges of $17 million related to certain long-lived assets. During the fourth quarter and year ended October 31, 2015, we recorded $6 million and $11 million, respectively, of asset impairment charges related to certain long-lived assets. Additionally, in 2015 we recorded $9 million of asset impairment charges related to certain operating leases.
(C)	During 2016, we determined that $1 million of trademark asset carrying value was impaired. In the fourth quarter of 2015, we recognized a total non-cash charge of $7 million for the impairment of certain intangible and long-lived assets in the Global Operations segment. Also in 2015, we recognized a total non-cash charge of $3 million for the impairment of the carrying value of a trademark asset.
(D)	During 2016 we recorded $7 million of restructuring charges related to the 2011 closure of our Chatham, Ontario plant.
(E)	Cost reduction and other strategic initiatives relates to costs associated with the divestiture of non-strategic facilities and efforts to optimize our cost structure. In 2015, we had $72 million of cost reduction and other strategic initiatives primarily consisting of restructuring charges. In the fourth quarter of 2015, we offered the majority of our U.S.-based non-represented salaried employees the opportunity to apply for a VSP, which resulted in $37 million of restructuring charges. In addition, in the fourth quarter and year ended October 31, 2015, we incurred restructuring charges of $10 million and $23 million, respectively, related to cost reduction actions, including a reduction-in-force in the U.S. and Brazil.
(F)	During 2015, we recognized a $10 million net gain related to the settlement of a customer dispute in our Global Operations segment. The $10 million net gain for the settlement included restructuring charges of $4 million.
(G)	During 2015, we recorded $6 million in inventory charges to right size the Brazil Truck business.
(H)	During the fourth quarter of 2015, we recorded $14 million of third party fees and unamortized debt issuance costs associated with the refinancing of our Amended Term Loan Credit Facility with a new Senior Secured Term Loan Credit Facility.
(I)	During 2016, we received a $15 million one-time fee from a third party.

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Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of October 31, 2016
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$761	$43	$804
Marketable securities	39	7	46

Total cash, cash equivalents, and marketable securities	$800	$50	$850

12